Exhibit 10.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (the “Agreement”) is made this the 15th day of February, 2007 as a revision to Membership Purchase Agreement entered into the 27th day of September, 2006, by and between Secured Financial Network, Inc., a Nevada Corporation (Buyer) and Virtual Payment Solutions, LLC, a Nevada Limited Liability Corporation (Seller).

Whereas, Seller desires to sell and buyer desires to purchase certain assets for the consideration as set forth, the parties to this Agreement hereby agree as follows:

1.	Assets to be purchased from Seller are the following:
a.	Name only “Virtual Payment Solutions”
b.	Domain names: Virtual Payment Solutions.com and .net
c.	Envoii Deployment License Agreement as attached in Exhibit I

2.	Purchase Price

Upon the terms and conditions set forth in this Agreement and upon the representations and warranties of the Sellers right to sell assets listed above, the purchase price for said assets will be $385,000.

3.	Payment of Purchase Price

It is agreed that the payment for purchase of assets listed have been paid in full via wire transfer of funds to Seller October 31, 2006. It is agreed that payment shall also include a $15,000 first year maintenance fee as outlined in Exhibit “B” of Envoii License Agreement.

This Agreement, together with the Exhibits attached hereby constitutes the final written expression of all of the Agreements between the parties and is the complete and exclusive statement of the terms. This Agreement supercedes any prior Agreements and understandings between the parties and is the exclusive statement of those terms.

4.	Governing Law under this Agreement shall be the State of Nevada and will be governed by and construed in accordance with Nevada law.

In witness whereof, the parties have executed this Agreement and caused the same to be delivered on their behalf on the day and year first above written.

SELLER:

Virtual Payment Solutions, LLC

By: Scott Haire
Scott Haire, Managing Director

BUYER:

Secured Financial Network, Inc

By: Jeffrey Schultz
Jeffrey Schultz, Pres./CEO

EXHIBIT I

ENVOII DEPLOYMENT LICENSE AGREEMENT

This Agreement is entered into as of November 1, 2006 (the “Effective Date”) between Envoii Technologies LLC (“Envoii”), a Nevada limited liability company, and Virtual Payments Solutions, LLC, (“Licensee”), a Nevada limited liability company.

1.	DEFINITIONS.

As used herein:

1.1	“Customer” means a business entity which uses Licensee’s Payment Solution.

1.2	“Deploy” means provide access to the functionality of a Solution on the Envoii Engine.

1.3	“Envoii Engine” means Envoii's proprietary client-side computer software program, which may support tracking, and associated runtime files required to enable and playback Solutions.

1.4	“Solution” means a client-side content object, component or application that incorporates and complies with the Solution File Format.

1.5
“Solution File Format” means Envoii's proprietary file format, specifications, and core technology that are incorporated into and used by a Solution to enable playback on Envoii Engines, as more fully described in Exhibit A.

1.6	“Users” means association of a specific Solution with a unique Envoii Engine ID.

1.7	“CardVoii Patent” means International Patent Application number PCT/US01/28150 filed 9/06/01 entitled Method and Paratus for a Portable Information Account Access Agent, as detailed in Exhibit D.

1.8	“CardVoii Solutions” are Envoii Solutions based on the CardVoii Patent.

1.9
“Payment Solution” means Licensee’s business of providing a hosted online payment solutions exclusively that enables transactions between businesses and consumers, employing CardVoii Solution(s) using any of Licensee’s backend platform

1.10
“Bridge Demo Solution” means the Envoii demo system using the Bridge E wallet and is downloadable from the Envoii Site and Server. Licensee may with after submits it backend solution to change the name from Bridge to its current E wallet product.

1.11	“Operating System” means the Bridge E wallet Demo system is operational and the Envoii Engine can be downloaded to Windows Users from the Envoii Web Site.

2.	GRANT OF LICENSE.

2.1
Exclusive License Grant. Envoii hereby grants to Licensee an exclusive and nontransferable right to (a) Deploy CardVoii Solutions that Licensee will Develop for its Payment Solution Business; and (b) make available to users of its Payment Solution Business, the Envoii Engine in English language version through: (i) downloading from Envoii’s website; (ii) distributing in a form of a medium such as CD-ROM appended to any magazines; (iii) installation of the Envoii Engine in the appliances manufactured by Licensee's affiliated companies. Envoii hereby reserves all rights to the CardVoii Patent, and any copyrights, patents, or trademarks embodied therein, except for the rights expressly granted herein.

2.2
Quality Assurance. Envoii may in its discretion test each Solution, whether before or after Deployment, for compliance with this Agreement. Licensee shall deliver to Envoii all code and other materials essential for such tests, at Envoii's request. In the event that Solutions are found not to be in compliance herewith, Licensee shall have 30 days to correct such Solutions. In case there are defects with the Envoii Engine or the Solution File Format, Envoii shall make every reasonable effort to repair such defects.

2.3
Restrictions. Licensee shall not modify, translate, reverse compile or disassemble the Solution File Format. Licensee acknowledges that no copy of the source code of the Solution File Format will be provided to Licensee and Licensee has no right to develop, possess, or use the source code.

3.
ENVOII ENGINE. Envoii will make available to Licensee the Envoii Engine (in English language version). Licensee shall notify its internal users of such availability and shall ensure that each Customer is responsible for notifying its users of the availability of the Envoii Engine. Unless otherwise set forth in 2.1, Licensee shall not distribute, sell, lease, license or sublicense the Envoii Engine or any language extensions, or modify the Envoii Engine in any way.

4.	SERVICES. Envoii shall provide to Licensee the maintenance and support services set forth in Exhibit B, on the terms and conditions therein.

5.	FEES.

5.1	CardVoii Exclusivity Fees. The Exclusivity Fee shall be $385,000, to be paid in full by November 1, 2006.

5.2
CardVoii Royalties. During the initial two year term of this contract and thereafter so long as the contract is renewed Licensee shall pay to Envoii Royalties for CardVoii Solutions based on transactions from the Payment Solution (or fees which Customers pay Licensee for the Payment Solution). The Royalties shall be $0.20 per transaction or 20% of the gross transaction excluding micropayment transations Licensee shall guarantee minimum Royalties of $50,000 for year two starting November 1, 2007 , $100,000 for year three, and $250,000 per year four thereafter to keep exclusive contract for payments.

5.3
Third Party Deployment of Solutions. Should a Third Party enter a negotiation with Envoii to deploy a Payment Solution, Licensee must approve of such transaction. Envoii shall pay Licensee 20% of CardVoii patent licensing revenues from any such transaction as long as Licensee is still the exclusive licensee the developed payment Solution.

5.4	Payment of Fees. Licensee shall pay Envoii all licensing, development, royalty, maintenance and other fees in the US Dollars by wire transfer to the bank account designated in writing by Envoii.

5.5
Taxes. All charges and fees provided for in this Agreement are exclusive of any taxes, duties, or similar charges imposed by any government. Licensee shall pay or reimburse Envoii for all federal, state, dominion, provincial, or local sales, use, personal property, excise or other taxes, fees, or duties arising out of this Agreement or the transactions contemplated by this Agreement (other than taxes on the net income of Envoii). Notwithstanding anything to the contrary set forth herein, in the event any withholding taxes or other similar taxes are required to be paid by Licensee on any amounts to be paid under this Agreement, Licensee shall deduct such withholding or similar taxes from the amounts agreed in this Agreement and pay Envoii the amount less the deducted tax. Licensee shall effect the payment of such tax to the appropriate tax authorities of the government and promptly send to Envoii an official tax certificate or other evidence issued by such authorities.

6.	MARKETING AND PUBLICITY

6.1
Joint Marketing. As soon as practicable after the Effective Date, upon Envoii's reasonable request, Licensee shall use commercially reasonable efforts to prepare for and participate in public events specified by Envoii to announce the relationship between Envoii and Licensee established hereby and to promote public acceptance and use of the Envoii platform. Such public events may include without limitation trade shows, press and analyst meetings, executive briefings, technology discussion panels, and interviews with the media.

6.2
Publicity. Envoii may use Licensee's name in press releases, product brochures and financial reports indicating that Licensee is a customer of Envoii, provided that Envoii gives Licensee prior reasonable notice of its use. If Envoii wishes to use a Customer's name in publicity and marketing materials as a customer of the Envoii engine, Envoii shall give Licensee a prior reasonable notice of its use.

7.	REPORTS AND AUDITS.

7.1
Reports. Licensee shall maintain complete and accurate records and shall report to Envoii at the end of each calendar quarter identifying all Solutions offered, used internally, and delivered, the names and addresses for each Customer, the actual usage and transaction volume and value, and such other information regarding its performance hereunder as Envoii may reasonably request.

7.2
Audits. Envoii reserves the right to inspect and test Solutions Deployed by Licensee. In all cases, Envoii shall provide 14 days' written notice of such inspections and tests. Each party shall bear its own costs in such audits, unless they uncover a 5% or greater underreporting of usage by Licensee in any quarter, in which case Licensee shall pay or reimburse Envoii's reasonable cost therefore.

8.	TRADEMARK LICENSE.

8.1
License Grant. Envoii hereby grants to Licensee a worldwide, limited, nonexclusive, nontransferable, royalty-free, revocable right to use Envoii trademarks, designated by Envoii in Exhibit D (the “Marks”) solely for the promotion, marketing, and sale of Solutions, in accordance with Envoii's Branding Requirements set forth in Exhibit D, as the same may be revised by mutual Agreement by the parties.

8.2
Quality. Licensee shall ensure that all Solutions satisfy the performance and other specifications set forth in Exhibit D. Envoii may inspect such Solutions which use the Marks on the website, to ensure that such usage complies herewith. Each party shall bear its own costs in such inspections, unless they uncover material breaches hereof by Licensee, in which case Licensee shall pay or reimburse Envoii's reasonable cost therefore.

8.3
Ownership of Marks. Envoii is the sole owner of the Marks and all goodwill associated therewith. Licensee's use of the Marks inures solely to the benefit of Envoii. Licensee shall take no action inconsistent with Envoii's rights in the Marks. If at any time Licensee acquires any rights in, or registrations or applications for, the Marks by operation of law or otherwise, it will immediately upon request by Envoii and at no expense to Envoii assign such rights, registrations, or applications to Envoii, along with any and all associated goodwill. Envoii may control any litigation concerning the Marks.

9.	ESCROW.

9.1	Source Code Package Definition. The term “Source Code Package” for the Solution File Format, Software, Documentation or Envoii Engine means:

(a)	A fully commented and documented copy of the source code for the Solution File Format, Software, Documentation or Envoii Engine as applicable; and

(b)	A complete copy of all explanations, flow charts, algorithms and subroutine descriptions, memory and overlay maps and any other documentation of the source code described above.

9.2	Delivery of Source Code Package. , Envoii shall deliver the Source Code Package to its escrow agent.

9.3
Delivery of New Source Code into Escrow. When and if, from time to time Envoii provides Licensee with any modifications, improvements, or any release, revision or upgrade version of the Solution Format File, Software, Documentation or the Envoii Engine (collectively, “New Source Code”), Envoii shall within 10 business days thereafter deposit with the Escrow Agent a Source Code Package for such New Source Code and give Licensee notice of such delivery.

9.4	Escrow Agent and Fees. It is anticipated that Jackson Walker, LLP, a Dallas-based law firm, shall serve as Escrow Agent at Licensee’s expense.

9.5
Release Events for Source Code Escrow Package. The Source Code Escrow Package(s) may be released from the Escrow Agent to Licensee only if Envoii ceases doing business by virtue of its becoming insolvent, party to any bankruptcy under Chapter 7 of the Bankruptcy Code, or party to receivership proceedings that are not dismissed within ninety (90) days of the filing thereof (“Escrow Release Events”).

9.6
Release Event Procedures. If Licensee desires to obtain any Source Code Escrow Package from the Escrow Agent upon the occurrence of one or more of the Escrow Release Events, then Licensee shall comply with the procedures set forth in the Escrow Agreement to document the occurrence of the one or more of the Escrow Release Events.

10.	WARRANTY AND LIMITATION OF LIABILITY.

10.1
Limited Warranty. Envoii warrants that the Solution File Format will perform in substantial accordance with Envoii's published documentation when used in according with this Agreement for a period of one hundred and twenty (120) days. If during this time the Solution File Format does not perform as warranted, Envoii shall make every reasonable effort to correct or replace the Solution File Format. The foregoing remedies are Licensee's sole and exclusive remedies, and Envoii's sole and exclusive duties, for ANY breach of THIS warranty.

10.2
Warranty Disclaimer. Except as set forth above, Envoii hereby disclaims all warranties, whether express, implied, or statutory regarding or relating to the Solution File Format, or any materials or services furnished or provided to Licensee under this Agreement, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NON-INFRINGEMENT WITH RESPECT TO THE SOLUTION FILE FORMAT AND SAID OTHER MATERIALS AND SERVICES, AND WITH RESPECT TO LICENSEE'S USE OF ANY OF THE FOREGOING.

10.3
Limitation of Liability. IN NO EVENT WILL ENVOII BE LIABLE FOR ANY LOSS OF PROFITS, LOSS OF USE, BUSINESS INTERRUPTION, LOSS OF DATA, COST OF COVER OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND IN CONNECTION WITH OR ARISING OUT OF THE FURNISHING, PERFORMANCE OR USE OF THE SOLUTION FILE FORMAT OR SERVICES PERFORMED HEREUNDER, EVEN IF ENVOII HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. ENVOII'S LIABILITY UNDER THIS AGREEMENT FOR DAMAGES WILL NOT, IN ANY EVENT, EXCEED THE LICENSE FEE PAID BY LICENSEE TO ENVOII UNDER THIS AGREEMENT.

11.	INDEMNIFICATION FOR INFRINGEMENT.

11.1
Indemnity. Envoii shall, at its expense, defend or settle any claim, action or allegation brought against Licensee that the Solution File Format infringes any copyright or trade secret of any third party and shall pay any final judgments awarded or settlements entered into, provided that Licensee gives prompt written notice to Envoii of any such claim, action or allegation of infringement and gives Envoii the authority to and exclusive right to defend any such claim, action or allegation and make settlements thereof at its own discretion, and Licensee may not settle or compromise such claim, action or allegation, except with prior written consent of Envoii. Licensee shall give such assistance and information as Envoii may reasonably require to settle or oppose such claims.

11.2
Options.  In the event any such infringement, claim, action or allegation is brought or threatened, Envoii may, at its sole option and expense: (a) procure for Licensee the right to continue use of the Solution File Format including allegedly infringing part thereof; (b) modify or amend the Solution File Format or infringing part thereof, or replace Solution File Format or infringing part thereof with other technology having substantially the same or better capabilities; or (c) if (a) and (b) are commercially unfeasible, Envoii may terminate this Agreement and refund to Licensee any fees and royalties paid by Licensee hereunder.

11.3
Exclusions. The foregoing obligations will not apply to the extent the infringement arises as a result of modifications to the Solution File Format made by any party other than Envoii or Envoii's authorized representative, or uses not permitted hereunder.

11.4	Limitation. This Section states the entire liability of Envoii with respect to infringement of any patent, copyright, trade secret or other proprietary right.

11.5
Licensee's Duty. Licensee shall defend, indemnify and hold Envoii harmless against all claims arising from Licensee's marketing, delivery, or Deployment of Solutions or related services, using the Envoii Technology..

12.	PROPRIETARY RIGHTS.

12.1.1
Ownership. Licensee acknowledges that Envoii owns all intellectual property rights, including without limitation copyrights, patents, trademarks and trade secrets, in the Solution File Format, as well as any improvements to and derivations of said Solution File Format, whether created by Envoii or Licensee. Licensee hereby assigns to Envoii all improvements to and derivations of the Solution File Format created by License, whether or not authorized.

12.1.2
Restrictions. Licensee shall not modify, translate, reverse compile or disassemble the Solution File Format. Licensee acknowledges that no copy of the source code of the Solution File Format will be provided to Licensee and Licensee has no right to develop, possess, or use the source code except as may otherwise be provided herein.

13.	CONFIDENTIALITY.

13.1
Confidential Information. By virtue of this Agreement, the parties may have access to information that is confidential to one another (“Confidential Information”). A party's Confidential Information will include only such information as is clearly identified as confidential, and, in the case of providing the information in intangible form initially, the party providing the information shall promptly reduce the information to tangible form and provide it to the other party. A party's Confidential Information will not include information that: (i) is or becomes generally known to the public through no act or omission of the other party; (ii) was in the other party's lawful possession prior to the disclosure; (iii) is lawfully disclosed to the other party by a third-party without restriction on disclosure; or (iv) is independently developed by the other party without use of or reference to the other party's Confidential Information.

13.2
Restrictions. The parties will hold each other's Confidential Information in confidence, and will not make each other's Confidential Information available in any form to any third-party for any purpose except to the extent necessary to exercise its rights under this Agreement. Each party will limit the disclosure of Confidential Information to those of its employees and agents who have a need to know such Confidential Information and who have been made aware of the party's obligations under this Section, and each party will take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by its employees or agents in violation of the terms of this Agreement. Each party will use the other party's Confidential Information only for its own internal business purposes.

13.3
Return of Materials. Upon the termination of this Agreement, each party shall deliver to the other party all of such other party's Confidential Information that such party may have in its possession or control.

14.	TERM AND TERMINATION.

14.1
Term. This Agreement will continue for a term of 24 months from the Effective Date, unless sooner terminated in accordance herewith. This Agreement shall be automatically renewed for additional 12 months unless either party gives the other written notice of terminating this agreement for any reason within one month before the end of this Agreement.

14.2
Termination by the parties. The parties may, by written notice to the other party, terminate this Agreement if: (a) either party commits a material breach hereunder which by its nature is incurable; (b) either party is in material breach of any other term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 days after giving such party written notice of such breach; or (c) the parties terminates or suspends its business, becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or similar authority, or becomes subject to any bankruptcy or insolvency proceeding under federal or state statutes.

14.3
Survival. All provisions which by their nature or express terms survive termination or expiration of this Agreement, including without limitation obligations regarding treatment of Confidential Information, provisions relating to the payment of amounts due, or provisions limiting or disclaiming Envoii's liability, will continue until fully performed.

14.4
Effect of Termination. Immediately upon termination hereof, Licensee shall not Deploy, distribute, sell, lease, license or sublicense any Solutions, but the sublicenses already granted to Customers as of such termination may continue until terminated in accordance with the terms of the sublicenses therein.

15.	MISCELLANEOUS.

15.1	Independent Contractors. Envoii is an independent contractor under this Agreement. Nothing in this Agreement creates a partnership, joint venture, or agency relationship between the parties.

15.2
Law and Venue. Licensee acknowledges that Envoii is based in the State of California, U.S.A. and requires uniformity and consistency in the laws under which it deals with all of its domestic and international Licensees. Accordingly, this Agreement shall be governed and construed, and all arbitrations hereunder shall be determined, in accordance with the laws of the State of California, without regard to its conflicts of laws rules. The United Nations Convention on Contracts for International Sale of Goods shall not apply to this Agreement.

15.3	Force Majeure. Neither party shall be responsible for any failure to perform due to causes beyond its reasonable control.

15.4
Notice. All notices, including notices of address change, required to be sent hereunder will be in writing and will be deemed to have been given when mailed by first-class mail, return receipt requested and supported by fax transmission to the address for the party after its signature below.

15.5
Severability and Waiver. If any provision of this Agreement is held to be unenforceable, such provision will be enforced to the extent possible consistent with the stated intention of the parties, or, if incapable of such enforcement, will be deemed to be severed from this Agreement, while the remainder of this Agreement will continue in effect. The waiver by either party of any breach of this Agreement will not constitute a waiver of any other or subsequent breach.

15.6
Assignment. Each party may not assign, sell, transfer, delegate, or otherwise dispose of, whether voluntarily or involuntarily, by operation of law or otherwise, this Agreement or any rights or obligations under this Agreement without the prior written consent of the other party. Any purported assignment, transfer, or delegation by Licensee will be null and void.

15.7	Export. Licensee will comply fully with all relevant export laws and regulations of the United States.

15.8
Entire Agreement. This Agreement together with its exhibits constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party.

15.9	English Language. English is the authoritative text of this Agreement, and all communications, arbitrations, and other adjudications hereunder shall be made and conducted in English.

15.10	Dispute Resolution.

(a)
Except as otherwise provided below, any controversy or claim arising out of or relating to this Agreement shall be submitted to final and binding arbitration before, and in accordance with, the commercial rules of the International Chamber of Commerce (“ICC”). All arbitrators shall have expertise in the subject matter of the dispute. Judgment upon any arbitration award may be entered in any court having jurisdiction thereof. This provision is self-executing, and in the event that either party fails to appear at any properly noticed arbitration proceeding, an award may be entered against such party notwithstanding said failure to appear. Such arbitration shall be conducted at the ICC's facilities in San Francisco, California, USA. This clause shall survive the termination of this Agreement.

(b)
Notwithstanding the foregoing: (1) any claim relating to the validity of any of the parties' intellectual property shall not be determined by arbitration, but only by a court located in San Francisco, California, U.S.A., to whose exclusive jurisdiction the parties hereby consent; and (2) either party may seek injunctive and other equitable relief in any court of competent jurisdiction.

ENVOII TECHNOLOGIES	LICENSEE

By: /s/ Scott A. Haire	By: /s/ Jeffrey Schultz
Name:Scott A. Haire Title: President Address:2225 E. Randol Mill Road -Suite 305	Name: Jeffrey Schultz Title: Pres./CEO Address:
Arlington, Texas 76011

EXHIBIT A
Envoii Solution File Format

1.  The Envoii .nvx file format (uncompressed content).

2.  The Envoii .nvz file format (compressed content).

3.  Envoii class ID references (CLSID).

4.  Compressed Envoii byte code resources.

5.  Envoii .pth path format.

6.  Envoii 3D data format.

7.  Use of Envoii communication protocols.

8. Use of Envoii global identifiers.

9.  All other Envoii proprietary formats which are defined in the Software

EXHIBIT B
Envoii Services

Licensee technical support and Envoii engine maintenance
Licensee will pay a maintenance fee of $15,000 per year beginning when the CardVoii Solution is deployed. Technical support is for Licensee only and is offered Monday through Friday, 9 a.m. to 5 p.m. Pacific Time. Envoii Engine maintenance consists of free Envoii Engine upgrades, which include only bug fixes and free Envoii Engine additions and does not include any additional or new Envoii Engine services.

Licensee Payment solutions Development:

Licensee and Licensor shall work on a Project by project Basis to determine the applications that Licensee will use under this License agreement. The timing and cost will be at a Cost plus 20% mark up for developing such solutions to be paid to Envoii Technologies

EXHIBIT C
Envoii Marks and Branding Requirements

1. Envoii Marks

The Trade Marks are the Triangle the bears the Envoii Trade Mark in it.

2. Branding Requirements

There are certain generic operations and user interactions that are required to be implemented in all Solutions, regardless of the content creator:

•	Dragging a Solution from place to place. A small “envoii” cursor text appears (this may be replaced with something else in the future);

•	Interacting with a Solution on the desktop to minimize, maximize, destroy, clone, or stow it;

•	Interacting with Solutions on the desktop tray; and

•	Indicating state of a Solution on mouse-over (i.e.“you can drop a Solution on me,” “you can copy me,” “you can drag me to desktop.”).

Envoii may prescribe by written notice the appearance, design, colors, etc. of text, icons, highlight techniques associated with these activities. The overall objective is to develop a universal and consistent visual vocabulary associated with Solutions.

EXHIBIT D
Envoii Pending Patents

Patent Application Title	Patent Application Serial #	App filing date	Status	Reel/Frame #
Method and Apparatus for a Distributable Envoii Object	09/852,971	5/8/2001	Pending	012639/0315
Method and Apparatus for Enabling a Portable Graphic Object	09/852,979	5/8/2001	Pending	012152/0362
Method and Apparatus for a Distributable Object Architecture	09/852,963	5/8/2001	Pending	012440/0756
Method and Apparatus for a Portable Information Account Access Agent	PCT/US01/28150	9/6/2001	Pending status expected May, 2003	No assignment yet executed or recorded
Method and Apparatus for a Distributable Globe Graphical Object	09/954,724	9/12/2001	Pending	012690/0924